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                     AMENDMENT TO ALPHA INDUSTRIES, INC.
                         LONG-TERM COMPENSATION PLAN               EXHIBIT 10(f)


        This is an amendment dated as of this 27th day of October, 1994 of the Alpha Industries, Inc. Long-Term Compensation Plan.

                                 INTRODUCTION

        The Board of Directors of Alpha Industries, Inc. adopted a Long-Term Compensation Plan dated September 24, 1990 to provide an integrated executive compensation strategy for senior executives which Plan was amended March 28, 1991. Questions of interpretation have come up which have been considered by the Board of Directors. In order to clarify the Plan, the Board has agreed to amend the Plan effective as of the date of adoption in the manner set forth below.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Plan is hereby amended as follows:

1. The definition of "Annuity Equivalent of Stock Options" in Section 1.3 is amended by deleting the same in its entirety and substituting the following:
    "Annuity Equivalent of Stock Options" means the annual benefit payable under a single life annuity, with payment commencing at the Participant's Normal Retirement Date, which could be purchased using the Option Exercise Proceeds for all Options previously exercised by the Participant and/or available for exercise by the Participant upon his retirement plus, in a case of Participants who have separated from employment, all options available for exercise by the Participant on the date of termination and, in the case of a Change of Control, all Options available for exercise by the Participant on the effective date of the Change of Control.

2. The definition of "Option Exercise Proceeds" in Section 1.3 is amended by adding a new subsection as follows:

    "(iv) the expiration date of any Options not exercised."

3. The definition of "Years of Service" in Section 1.3 is amended by adding thereto the following sentences: "A Participant who is on an approved leave of absence or is working less than full time on an approved basis shall be given credit for a partial year of service on a pro rata basis based on the number of hours worked during the relevant twelve month period. Any benefits measured by "Years of Service" shall be adjusted to reflect the Participant's partial Year(s) of Service, if any.


Date of approval by the Board of Directors:  October 27, 1994

ATTEST:

/s/  DONALD E. PAULSON
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Donald E. Paulson, Secretary